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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4), Amendment No. 1, and related Prospectus of Computer Associates International, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated May 26, 1999 with respect to the consolidated financial statements and schedule of Computer Associates International, Inc. as of March 31, 1999 and for each of the three years in the period ended March 31, 1999, included in its Annual Report (Form 10-K) for the year ended March 31, 1999 filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


New York, New York
March 8, 2000